UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                 FORM U-3A-2/A

                             Amendment No. 1

STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                    To Be Filed Annually Prior to March 1

                                IDACORP, Inc.
                              (Name of Company)

HEREBY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, PURSUANT TO RULE 2, ITS STATEMENT CLAIMING EXEMPTION AS A HOLDING COMPANY FROM THE PROVISIONS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AND SUBMITS THE FOLLOWING
INFORMATION:

The exhibit index to this Form U-3A-2 is hereby amended as attached.




                                 SIGNATURES



The above-named claimant has caused this amendment to be duly executed on its behalf by its authorized officer on the 3rd day of May, 2001.

                                IDACORP, Inc.


                          By:  /s/  J. LaMont Keen
                               J. LaMont Keen
                           Senior Vice President-
                             Administration and
                           Chief Financial Officer


(Corporate Seal)
                         By:  /s/ Darrel T. Anderson
                             Darrel T. Anderson
                           Vice President-Finance
                                and Treasurer



Attest:


                         By  /s/  Robert W. Stahman
                              Robert W. Stahman
                           Vice President, General
                            Counsel and Secretary



Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                             Darrel T. Anderson
                           Vice President-Finance
                                and Treasurer
                                 P.O. Box 70
                             Boise, Idaho  83707
                               (208) 388-2650



                                EXHIBIT INDEX

                           Description of Exhibits

Exhibit
Number


99.(A) Consolidating statements of income and retained earnings for the calendar year 2000 together with the consolidating balance sheets as of December 31, 2000 for IDACORP, Inc., Idaho Power Company, Ida-West Energy Company, IDACORP Energy Solutions Co. and their respective subsidiaries.


THE COMPANY IS REQUESTING CONFIDENTIALITY FOR THE
FINANCIAL STATEMENTS ENDED DECEMBER 31, 2000 OF THIS U-3A-2
FILING.  THIS REQUEST IS BEING MADE PURSUANT TO SECTION 22b
OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 AND RULE
104 THEREUNDER.